Exhibit 10.2
Performance-Based Restricted Stock Unit Award Metrics for 2022

On February 9, 2022, the Compensation, Talent and Culture Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2022-2024 performance-period for participants, including executive officers, under the Company's shareholder-approved 2018 Long-Term Incentive Plan (filed as Exhibit 4.1 to Registration Statement No. 333-226348).

The performance based restricted stock unit grant is a target opportunity; however, participants will have the opportunity to earn a maximum of up to 200% of the target. The performance based restricted stock unit grant has a three-year performance period (2022-2024), after which the Compensation, Talent and Culture Committee will determine the final award based on corporate performance-to-objectives. The maximum performance level that can be achieved for any single metric for the 2022 Performance Unit grants is 200%. 100% of the final award will be based on financial metrics and can be modified by up to +/-25% based on relative Total Shareholder Return of Ford’s common stock compared to a peer group of companies over the three-year performance period. The metrics and weightings are summarized below:

Financial Metrics – 100% Company Adjusted Free Cash Flow Company Adjusted EBIT Margin External Annual ROIC	Weighting 50% 30% 20%
Total Shareholder Return	Modifier
Total Shareholder Return (TSR)	+/- 25%